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EXHIBIT 99(a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
including the Associated Preferred Stock Purchase Rights

of

Facet Biotech Corporation

at
$27.00 Per Share

by

Amber Acquisition Inc.

a wholly-owned subsidiary of

Abbott Laboratories

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 2010 (THE END OF THE DAY ON MONDAY), UNLESS THE OFFER IS EXTENDED.

March 23, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Amber Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to act as Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Facet Common Stock"), including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement, dated as of September 7, 2009, as amended by the amendments thereto dated as of December 15, 2009, December 16, 2009 and March 9, 2010, by and between Facet Biotech Corporation, a Delaware corporation ("Facet"), and Mellon Investor Services LLC (together with the Facet Common Stock, the "Shares"), of Facet, at a price of $27.00 per Share, in cash (without interest and subject to any required withholding taxes), upon the terms and subject to the conditions set forth in the offer to purchase, dated March 23, 2010 (as it may be amended or supplemented, the "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer") enclosed herewith. Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

  1.
  The Offer to Purchase, dated March 23, 2010.

  2.
  The Letter of Transmittal to tender Shares for your use and for the information of your clients, which includes Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Properly completed and duly executed facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such Certificates and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the "Depositary") prior to the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer.

  4.
  The letter to stockholders of Facet from Faheem Hasnain, President and Chief Executive Officer of Facet, accompanied by Facet's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

  5.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6.
  A return envelope addressed to BNY Mellon Shareowner Services as Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 2010 (THE END OF THE DAY MONDAY), UNLESS THE OFFER IS EXTENDED.

        There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (1) the satisfaction of the Minimum Condition (as described below), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) since March 9, 2010, no Material Adverse Effect (as defined in the Merger Agreement) having occurred. The term "Minimum Condition" is defined in Section 14—"Conditions of the Offer" of the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares then owned directly or indirectly by Abbott or the Purchaser, represents at least a majority of all outstanding voting securities of Facet (determined on a fully diluted basis). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 9, 2010 (as it may be amended or supplemented from time to time, the "Merger Agreement"), by and among Abbott, the Purchaser, and Facet. The Merger Agreement provides, among other things, that following completion of the Offer and subject to certain conditions, the Purchaser will merge with and into Facet (the "Merger"), with Facet continuing as the surviving corporation and a wholly-owned subsidiary of Abbott.

        The Facet board of directors has unanimously (i) determined that the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of Facet and the stockholders of Facet, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Facet accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

        In all cases, the Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) Certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase; (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of the Offer to Purchase) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

        Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. The Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to the Depositary, the Information Agent and Georgeson Securities Corporation (the "Dealer Manager")) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will reimburse you, upon request, for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager.

                      Very truly yours,

                      Georgeson Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of the Purchaser, Abbott, the Depositary, the Dealer Manager or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  EXHIBIT 99(a)(1)(D)